Exhibit 10.1

CREDIT AGREEMENT

Dated as of December 16, 2025

ELECTROMED, INC., a Minnesota corporation (the “Borrower”), and BMO BANK N.A., a national banking association (the “Lender”), hereby agree as follows:

ARTICLE I.

    Definitions

Section 1.1.    Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(b)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

“Advance” means, collectively, the Revolving Advances and any other advances made in accordance with this Agreement.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower, including, without limitation, any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means direct or indirect ownership of ten percent (10%) or more of any class of voting membership interests of the controlled Person, or the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, supplemented or restated from time to time.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act, as amended.

“Anti-Money Laundering Laws” means any and all applicable anti-money laundering, financial recordkeeping and reporting requirements of applicable Laws, including those of the Bank Secrecy Act (as amended by the USA PATRIOT Act), the Anti-Money Laundering Act of 2020, and any applicable anti-money laundering statutes of other jurisdictions, as well as the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency and having the force of law.

“Applicable Rate” has the meaning specified in Section 2.2(a) hereof.

“Acquisition” means any transaction or series of transactions for the purpose of or resulting in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the equity interests of any Person, or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person, provided that Borrower is the surviving entity.

“Bank Products” means any service or facility extended to Borrower by Lender or any affiliate of Lender, or procured for Borrower from any third party by Lender or any affiliate of Lender by means of a full-recourse agreement or other credit support extended to such third party including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) letters of credit, or (h) Hedging Agreements.

“Benchmark Transition Event” means the occurrence of any of the following events with respect to the SOFR Rate (as determined by the Lender in its sole discretion): (a) the SOFR Rate is no longer available or published, (b) the administrator of the SOFR Rate or a governmental authority having jurisdiction over the Lender has made a public statement that the SOFR Rate shall no longer be made available, used or advisable for determining interest rates of loans; (c) loans are currently being executed containing, or loans that include benchmark replacement language similar to that contained in this Agreement are being executed or modified (as applicable) to incorporate or adopt, a new benchmark interest rate to replace the SOFR rate referred therein.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are authorized to do business or are not required to close in Minneapolis, Minnesota.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” or “Finance Lease” means any lease of Property which in accordance with GAAP is required to be capitalized or classified as a finance lease on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease or Finance Lease determined in accordance with GAAP.

“Cash Collateral Account” has the meaning specified in Section 7.2(g) hereof.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding capital stock or other equity interests of Borrower on a fully diluted basis, or (b) if Borrower ceases to own 100% of the outstanding capital stock or other equity interests of Borrower in any of its Subsidiaries (if any).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral” means all assets of the Borrower including, without limitation, Accounts (including, without limitation, health-care-insurance receivables), chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, patents, patent rights, copyrights, trademarks, trade names, goodwill, royalty rights, franchise rights, license rights, software and payment intangibles; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing; (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (vi) all collateral subject to the lien of any Security Document; (vii) any money, or other assets of the Borrower, that now or hereafter come into the possession, custody or control of the Lender; and (viii) all supporting obligations.

“Covenant Testing Period” means the period commencing with the date of the initial advance on the Revolving Note and continuing so long as any amount is outstanding on the Revolving Note.

“Default” means an event that with the giving of notice or the passage of time or both would constitute an Event of Default.

“Default Period” means any period of time beginning on the day on which an Event of Default has occurred and ending on the date the Lender notifies the Borrower in writing that such Event of Default has been cured or waived as determined by the Lender.

“Default Rate” means an annual rate equal to two percent (2%) in excess of any of the rates otherwise payable hereunder, as the same may change from time to time.

“EBITDA” means, for any period of determination, the sum of the Borrower’s Net Income (a) plus (i) taxes paid in cash, (ii) interest expense, (iii) depreciation and amortization; (iv) non-cash share-based compensation expense; (v) non-recurring transaction fees and expenses used for Permitted Acquisitions, (vi) other non-recurring expenses related to this Agreement or any unusual expenses, so long as any such fees and expenses do not exceed 5% of EBITDA for any Measurement Period (calculated before giving effect to such add-backs) and otherwise as approved by the Lender; and (vii) non-cash losses; (b) minus, non-cash gains.

“Enforcement Costs” means all fees, costs and expenses described in Section 8.6 hereof paid or incurred by or on behalf of the Lender.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

“Event of Default” has the meaning specified in Section 7.1 hereof.

“Fixed Charge Coverage Ratio” means, for any measurement period, the ratio of (a) EBITDA less unfinanced Capital Expenditures, dividends, share repurchases and cash taxes for the most recently-ended four (4) fiscal quarters, to (b) the sum of principal payments on Indebtedness for Borrowed Money during the most recently-ended four (4) fiscal quarters and cash interest expense for the same period.

“Funding Date” has the meaning given in Section 2.1 hereof.

“GAAP” means generally accepted accounting principles at the time in the United States.

“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” or “Guarantors” means, individually and collectively, any future direct and indirect Subsidiary and any other guarantor (if any) of the Borrower’s Obligations.

“Guaranty” or “Guarantees” means, individually and collectively, any guaranty executed by any Guarantor (if any) in favor of the Lender, as the same may be amended, supplemented or restated from time to time.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rate, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligations in respect of any Hedging Obligation shall be deemed to be the incremental obligations that would be reflected in the financial statements of such Person in accordance with GAAP.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, finished goods, raw materials, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Amount” means the sum of (i) the aggregate amount available to be drawn under any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application and agreement for letter of credit in a form acceptable to the Lender.

“L/C Sublimit” means $500,000.00.

“Letters of Credit” has the meaning specified in Section 2.4(a).

“Loan” means the loan from the Lender to the Borrower represented by the Revolving Credit Facility.

“Loan Documents” means this Agreement, the Revolving Note, any Guaranty, the Security Documents and any other documents from time to time executed in connection herewith or related hereto, as the same may be amended, supplemented or restated from time to time.

“Loan Party” means the Borrower, any Guarantor and any other party, including any Subsidiary, which becomes an obligor under the Loan or other Obligations of the Borrower to the Lender.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Collateral or any other Property, financial condition or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Lender thereunder or (ii) the perfection or priority of any lien granted under any Security Document.

“Maturity Date” means December 16, 2026.

“Maximum Line” means $10,000,000.00.

“Measurement Date” means the last day of each fiscal quarter of the Borrower.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.

“Obligation of Reimbursement” has the meaning specified in Section 2.4(b)(1).

“Obligations” means in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Revolving Note and including any Letter of Credit (b) Bank Products, (c) Enforcement Costs, (d) Hedging Obligations of the Borrower, and (e) all other fees (including attorneys’ fees and expenses), relating to the Loan Documents including charges, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to Lender or to any parent, affiliate or subsidiary of Lender of every kind, nature and description, whether direct or indirect, primary or secondary, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether several, joint, or joint and several, and whether or not evidenced by the Revolving Note and/or the other Loan Documents and including interest and fees that accrue after the commencement by or against Borrower in any bankruptcy or similar proceeding, naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 5.13.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Permitted Acquisition” means any Acquisition with respect to which the Borrower has satisfied the following conditions:

(a)    If there is an outstanding principal balance on the Loan or if the Borrower will use funds from the Loan to consummate the Acquisition, then,

(i)    No Default or Event of Default has occurred or would result from such Acquisition, and

(ii)    on a proforma basis, after giving effect to the Acquisition, the Total Funded Debt Ratio must not, on such proforma basis, exceed 2.00 to 1.00 following such Acquisition. Evidence of such pro forma compliance may include the acquired Person’s EBITDA supported by a quality of earnings report; and

(b)    If there are no funds outstanding on the Loan prior to the Acquisition and no funds from the Loan will be used to consummate the Acquisition, then, so long as no Default or Event of Default has occurred or would result therefrom, such Acquisition is permitted.

“Permitted Liens” has the meaning given in Section 6.1 hereof.

“Person” means any individual, corporation, limited liability company, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan or other plan maintained for the Borrower’s employees and covered by Title IV of ERISA.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Premises” means all premises where the Borrower conducts its business and has any rights of possession, including without limitation the premises described in Exhibit B attached hereto.

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.

“Revolving Advance” has the meaning given in Section 2.1 hereof.

“Revolving Credit Facility” means the revolving credit facility being made available to the Borrower by the Lender pursuant to Section 2.1 hereof.

“Revolving Note” means that certain Revolving Note of even date herewith executed by the Borrower and payable to the order of the Lender in the original principal amount of $10,000,000, and any note or notes issued in substitution therefor, as the same may hereafter be amended, supplemented or restated from time to time.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Donetsk People’s Republic, Luhansk People’s Republic and Crimea regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any European Union member state or is otherwise the subject or target of any sanctions administered or enforced by any of the foregoing, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned, whether individually or in the aggregate, directly or indirectly, 50% or more by, or controlled by, or acting or purporting to act on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means any and all applicable Laws relating to terrorism, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, BIS or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member or Her Majesty’s Treasury of the United Kingdom.

“Securities Collateral” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means that certain Security Agreement of even date herewith executed by the Borrower in favor of the Lender and encumbering the Collateral, as the same may hereafter be amended, supplemented or restated from time to time.

“Security Documents” means any document delivered to the Lender from time to time to secure the Obligations including, without limitation, the Security Agreement, as the same may hereafter be amended, supplemented or restated from time to time.

“Security Interest” means, collectively, the security interests and/or liens granted by the Borrower to the Lender pursuant to the Security Documents.

“SOFR Rate” means the per annum one-month forward looking secured overnight financing rate as administered by the CME Group Benchmark Administration Limited (CBA) (or a successor administrator selected by the Lender) as quoted two (2) U.S. Government Securities Business Days prior to the first Business Day of every month (herein, a “Change Date”) and remain in effect until the next Change Date. If the SOFR Rate as so determined would be less than 0.00%, the SOFR Rate will be deemed to be 0.00% for the purposes of this Agreement. Each determination of the SOFR Rate made by the Lender shall be conclusive and binding absent manifest error. Notwithstanding anything to the contrary herein, after the occurrence of a Benchmark Transition Event the Lender may make any technical, administrative or operational changes to this Agreement and any other loan documents, and may make any adjustments to interest rate spreads, to reflect the adoption and implementation of the substitute index rate and to permit the administration thereof by the Lender, and any amendments to this Agreement or any other loan documents reflecting such conforming changes will be effective without any further action or consent from Borrower. The Lender shall determine the interest rate applicable to the Revolving Note based on the foregoing, and its determination thereof shall be conclusive and binding except in the case of manifest error.

“Special Account” means a specified cash collateral account maintained with Lender in connection with the Letters of Credit as contemplated by Section 2.4(c).

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to a Subordination Agreement and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to the Lender.

“Subordination Agreement” means, collectively, each and every subordination agreement or similar document, in form and substance acceptable to Lender, hereafter executed by any Person in favor of the Lender in respect of Subordinated Debt owing to such Person, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Subsidiary” means any corporation or limited liability company of which more than fifty percent (50%) of the outstanding shares of capital stock or membership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or governors, as the case may be of such corporation or limited liability company, as the case may be, irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Revolving Credit Facility, or (iii) the date the Lender demands payment of the Borrower’s Obligations after an Event of Default pursuant to Section 7.2 hereof.

“Total Funded Debt” means, at any time the same is to be determined for any Person, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of such Person at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss, less Subordinated Debt.

“Total Funded Debt Ratio” means, as of the date of measurement, the ratio of Total Funded Debt for the most recent fiscal quarter to EBITDA for the most recently-ended four (4) fiscal quarters.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 8.15 hereof as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended or reauthorized from time to time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.2.    Cross References. All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

ARTICLE II.

    Amount and Terms of the Revolving Credit Facility

Section 2.1.    Revolving Credit Facility. The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower (each a “Revolving Advance” and collectively, the “Revolving Advances”) from time to time from the date all of the conditions set forth in Section 3.1 hereof are satisfied (the “Funding Date”) to the Termination Date, on the terms and subject to the conditions herein set forth. The Lender shall have no obligation to make a Revolving Advance if, after giving effect to such requested Revolving Advance, the sum of the outstanding and unpaid Revolving Advances and the L/C Amount under this Section or otherwise would exceed the Maximum Line. The Borrower’s obligation to repay the Revolving Advances shall be evidenced by the Revolving Note and secured by the Collateral pursuant to the Security Documents. Within the limits set forth in this Section, the Borrower may borrow, repay in accordance with the terms hereof and reborrow from the Lender. The Borrower agrees to comply with the following procedures in requesting Revolving Advances under this Section:

(a)    Borrower shall make each request for a Revolving Advance either orally, in writing, or electronically pursuant to an online treasury services master agreement with Lender. Each such oral or written request must specify the date of the requested Advance and the amount thereof. At the request of Lender, an oral request must be confirmed in writing by Borrower within three (3) Business Days. Each request shall be by (i) any officer of Borrower; or (ii) any person designated as Borrower’s agent by any officer of Borrower in a writing delivered to Lender; or (iii) any person whom Lender reasonably believes to be an officer of Borrower or such a designated agent

(b)    Upon fulfillment of the applicable conditions set forth in Article III, the Lender shall disburse the proceeds of the requested Revolving Advance by crediting the same to a Borrower’s demand deposit account maintained at the Lender unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon the Lender’s request, the Borrower shall promptly confirm each telephonic request for a Revolving Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrower shall repay all Revolving Advances even if the Lender does not receive such confirmation and even if the person requesting a Revolving Advance was not in fact authorized to do so. Any request for a Revolving Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 3.2 hereof have been satisfied as of the time of the request.

Section 2.2.    Pricing; Late Charges; Default Interest; Participations; Usury.

(a)    Pricing – Revolving Note. Except as set forth in subsections (b) and (d) below, the outstanding principal balance of the Revolving Note shall bear interest at a variable rate per annum determined by adding one and three-quarters percent (1.75%) to the SOFR Rate, as in effect from time to time (the “Applicable Rate”). The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(b)    Default Interest Rate. At any time during any Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the principal amount outstanding from time to time on the Revolving Note shall bear interest at the Default Rate, effective for any portion of that Default Period designated by the Lender from time to time during that Default Period.

(c)    Participations. If any Person shall acquire a participation in any Loan under this Agreement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the applicable interest rate set forth in Sections 2.2(a), or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(d)    Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements among the Borrower and the Lender, or their successors and assigns.

Section 2.3.    Principal and Interest Payments; Late Payments.

(a)    Revolving Note. Accrued interest on the Revolving Note shall be due and payable monthly on the first (1st) day of each calendar month commencing on the first (1st) day of the first (1st) month after a Revolving Advance is made under the Revolving Note, and continuing on the first (1st) day of each calendar month thereafter until the Revolving Note is paid in full. The full amount of principal plus accrued interest on the Revolving Note shall be due and payable on the Termination Date.

(b)    Late Payment Charge. If any installment of principal or interest on the Revolving Note, other than the installment due and payable on the Termination Date, is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5.00%) of the amount of such installment.

Section 2.4.    Terms of the Letter of Credit Facility.

(a)    Issuance of Letters of Credit.

(1)    The Lender agrees, on the terms and subject to the conditions herein set forth, to issue, from the date hereof, to the Maturity Date of the Revolving Note, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) on behalf of the Borrower in an aggregate undrawn face amount up to the L/C Sublimit. The Lender shall have no obligation to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the Maximum Line less the sum of (A) all outstanding and unpaid Revolving Advances and (B) the L/C Amount.

(2)    Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into by the Borrower for the benefit of the Lender, completed in a manner satisfactory to the Lender. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(3)    No Letter of Credit shall be issued with an expiry date later than one (1) year after the date of issuance; provided, however, that the issuance of any Letter of Credit with an expiry date later than the Maturity Date of the Revolving Note shall not alter or affect the Borrower’s obligations under Section 2.4(c) hereof with respect to the Special Account.

(4)    Any request to cause the Lender to issue a Letter of Credit under this Section 2.4(a) shall be deemed to be a representation by the Borrower that the conditions set forth in Section 3.2 have been satisfied as of the date of the request.

(5)    Each issued Letter of Credit shall bear interest on the L/C Amount at the Applicable Rate. Accrued interest on each Letter of Credit shall be due and payable monthly on the first (1st) day of each calendar month commencing on the first (1st) day of the first (1st) month after a Letter of Credit is issued, and continuing until the Letter of Credit expiration date or until the Letter of Credit is terminated.

(b)    Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement. The Borrower acknowledges that the Borrower, as applicant, will be liable to the Lender for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application. Accordingly, the Borrower agrees to pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

(1)    The Borrower hereby agrees to pay the Lender on the day a draw is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all charges and expenses that Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(2)    Whenever a draw is submitted under a Letter of Credit, the Lender shall make a Revolving Advance under the Revolving Note in the amount of the Obligation of Reimbursement and shall apply the proceeds of such Revolving Advance thereto. Such Revolving Advance shall be repayable in accordance with and be treated in all other respects as any other Revolving Advance under the Revolving Note.

(3)    If a draw is submitted under a Letter of Credit when the Borrower is unable, because a Default Period then exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draw until payment in full at the Default Rate for the Revolving Note. Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(4)    The Borrower’s obligation to pay any Revolving Advance made under this Section 2.4(b), shall be evidenced by the Revolving Note and secured by the Collateral pursuant to the Security Documents.

(c)    Special Account. If the Revolving Note expires or is terminated for any reason whatsoever while any Letter of Credit is outstanding, Borrower shall thereupon pay Lender in immediately available funds for deposit in the Special Account an amount equal to one hundred and five percent (105%) of the then outstanding L/C Amount. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Amounts on deposit in the Special Account may be applied by Lender at any time or from time to time to the Obligations in Lender’s sole discretion, and shall not be subject to withdrawal by Borrower so long as Lender maintains a security interest therein. Lender agrees to transfer any balance in the Special Account to the Borrower at such time as the L/C Amount is reduced to $0 and all Letters of Credit are terminated or expired.

(d)    Obligations Absolute. The Borrower’s obligations arising under this Section 2.4 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Section 2.4, under all circumstances whatsoever, including (without limitation) the following circumstances:

(1)    any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(2)    any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(3)    the existence of any claim, setoff, defense or other right which Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(4)    any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(5)    payment by or on behalf of the Lender under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(6)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, except to the extent resulting from the willful misconduct or gross negligence of the Lender.

(e)    Letter of Credit Fees. On the date of issuance of any Letter of Credit and each one (1) year anniversary of the issuance of such Letter of Credit if such Letter of Credit is extended, the Borrower shall pay to the Lender a non-refundable letter of credit issuance fee at a rate equal to 1.75% of the face amount of each Letter of Credit issued. In addition, Borrower further agrees to pay to Lender such issuing, processing, transaction and other fees and charges as Lender from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of Letters of Credit and drafts drawn thereunder.

Section 2.5.    Fees.

(a)    Audit Fees. If a Default or Event of Default has occurred and is continuing, the Borrower shall pay the Lender, on demand, any collateral audit fees in connection with collateral audits or inspections conducted by the Lender of any Collateral or the Borrower’s operations or business, at the rates established from time to time by the Lender as its audit fees together with all actual out-of-pocket costs and expenses incurred in conducting such audits or inspections.

(b)    Prepayment Fees. The Borrower may prepay the Revolving Note in whole or in part without premium or penalty upon three (3) Business Days’ notice, subject to payment of any usual and customary breakage costs for payments made prior to the last day of an interest period.

Section 2.6.    Computation of Interest and Fees. Interest on the Revolving Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Revolving Note is computed using this method.

Section 2.7.    Reduction of Maximum Line. The Borrower may terminate the Revolving Credit Facility or reduce the Maximum Line at any time if it gives the Lender at least five (5) days’ prior written notice. Any reduction in the Maximum Line must be in an amount not less than $100,000.00 or an integral multiple thereof.

Section 2.8.    Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances and the L/C Amount shall at any time exceed the Maximum Line, then, in any such case, the Borrower shall immediately prepay the Revolving Note to the extent necessary to eliminate such excess, and if such prepayment is insufficient to eliminate such excess, the Borrower shall pay to the Lender in immediately available funds an amount equal to the remaining excess.

Section 2.9.    Payment. Notwithstanding anything to the contrary contained herein or in the Revolving Note, the Borrower shall make payments of interest on and principal of the Revolving Note and all payment to the Lender with respect to the payment of other fees, costs and expenses payable under any of the Loan Documents in immediately available funds to the Lender at its address set forth herein without setoff or counterclaim. The Borrower authorizes the Lender to charge from time to time against the Borrower’s accounts with the Lender any such payments when due and the Lender notify the Borrower of such charges in writing. Notwithstanding anything to the contrary in Section 2.1 hereof, the Borrower hereby authorizes the Lender, in its discretion at any time or from time to time without the Borrower’s request and even if the conditions set forth in Section 3.2 hereof would not be satisfied, to make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable and unpaid for a period of time greater than ten (10) days. Each payment received by the Lender may be applied to the Obligations in such order of application as the Lender, in its sole and absolute discretion, may elect.

Section 2.10.    Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances, or the fees hereunder, as the case may be.

Section 2.11.    Use of Proceeds. The Borrower shall use the proceeds of the Revolving Note to refinance existing indebtedness, to finance Capital Expenditures, to finance working capital, for general corporate purposes and to fund certain fees and expenses associated with the closing of the Revolving Credit Facility. Notwithstanding anything to the contrary contained herein, the Borrower may not distribute or otherwise loan any proceeds of the Revolving Note to any Subsidiary or any Affiliate that is not a Borrower.

Section 2.12.    Liability Records. The Lender may maintain from time to time, at its discretion, liability records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding.

Section 2.13.    Unavailability of SOFR Rate; Change of Law.

(a)    If the Lender determines (which determination shall be conclusive, absent manifest error) that (i) adequate and fair means do not exist for ascertaining the SOFR Rate, (ii) the SOFR Rate does not accurately reflect the cost to the Lender of the Loans, or (iii) the making of Loans with interest accruing at the SOFR Rate is impracticable or unlawful as a result of a Change in Law, then the SOFR Rate shall be replaced with a reasonably equivalent alternative or successor rate or index chosen by the Lender in its sole discretion.

(b)    If the Lender shall determine (which determination shall be conclusive, absent manifest error) that any Change in Law (whether or not having the force of law) shall (i)(A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Lender, (B) subject the Lender or the Loans to any tax, duty, charge, stamp tax or fee, or change the basis of taxation of payments to the Lender of principal or interest due from any Loan Party hereunder (other than a change in the taxation of the overall net income of the Lender) or (C) impose on the Lender any other condition regarding the Loans or the Lender’s funding thereof, and the result of any of the foregoing is to increase the cost to the Lender of maintaining the Loans, reduce its rate of return, or to reduce the amount of any sum received or receivable by Lender hereunder; or (ii) have the effect of reducing the rate of return on the Lender’s capital to a level below that which Lender could have achieved but for such Change in Law (taking into consideration Lender’s policies with respect to capital adequacy); then, in any case, the Loan Parties shall pay to the Lender, on demand, such additional amounts as the Lender shall from time to time determine are sufficient to compensate and indemnify the Lender for such increased costs, reduced return or reduced amounts. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender, as specified in this Section 2.13, shall be delivered to the Loan Parties and shall be conclusive absent manifest error. The Loan Parties shall pay the Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation.

Section 2.14.    Taxes.

(a)    Withholding Taxes. Except as otherwise required by Law, each payment by any Loan Party under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which any Loan Party is domiciled, any jurisdiction from which any Loan Party makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the applicable Loan Party shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Lender would have received had such withholding not been made. If Lender pays any amount in respect of any such taxes, penalties or interest, the Loan Parties shall reimburse Lender for that payment on demand in the currency in which such payment was made. If any Loan Party pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Lender within 30 days after payment.

(b)    Documentary Taxes. Each Loan Party agrees to pay on demand any documentary, stamp, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

ARTICLE III.

    Conditions of Lending

Section 3.1.    Conditions Precedent to the Initial Advance. The Lender’s obligation to enter into this Agreement and to make an initial Advance shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a)    This Agreement, properly executed by the Borrower.

(b)    The Revolving Note, properly executed by the Borrower.

(c)    The Security Agreement, properly executed by the Borrower.

(d)    The other Loan Documents, properly executed by the parties thereto.

(e)    Perfection of liens on Collateral.

(f)    Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower, (ii) no financing statements or assignments of patents, trademarks or copyrights have been filed and remain in effect against the Borrower except those financing statements and assignments of patents, trademarks or copyrights relating to Permitted Liens or to liens held by Persons who have agreed in writing that upon receipt of proceeds of the Revolving Note, they will deliver UCC releases and/or terminations and releases of such assignments of patents, trademarks or copyrights satisfactory to the Lender, and (iii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(g)    A certificate of Borrower’s Secretary certifying as to (i) the resolutions of Borrower’s directors, and if required, shareholders, authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, (ii) Borrower’s Articles of Incorporation, and Bylaws, and (iii) the signatures of Borrower’s officers, manager’s or agents authorized to execute and deliver the Loan Documents to which Borrower is a party, and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(h)    Current certificates issued by the Secretary of State of Minnesota certifying that the Borrower is in good standing or otherwise compliance with all applicable organizational and/or registration requirements in Minnesota.

(i)    [reserved].

(j)    Evaluations and certifications as it may require in order to satisfy itself as to (i) the value of the Collateral, (ii) the financial condition of the Borrower, and (iii) the lack of material contingent liabilities of the Borrower.

(k)    Prior to any advance on the Loan, pay off and lien release letters from secured creditors of the Borrower setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of Borrower) and containing an undertaking to cause to be delivered to the Lender UCC termination statements and any other lien release instruments necessary to release their liens on the assets of the Borrower. Alternatively, evidence satisfactory to the Lender that all obligations and liabilities of the Borrower to any other secured creditor have been paid in full, such creditor’s liens and security interests have been terminated and Borrower’s primary operating account has been moved to the Lender.

(l)    Evidence satisfactory to the Lender that all indebtedness to creditors referenced in the preceding subparagraph has been (or concurrently with the initial Advance will be) paid in full, and that all agreements and instruments governing indebtedness and that all liens securing such indebtedness have been (or concurrently with the initial Advance will be) terminated.

(m)    Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(n)    [reserved].

(o)    A fully executed Internal Revenue Service Form W-9 for the Borrower.

(p)    [reserved].

(q)    Payment of the (i) fees due through the date hereof and of the initial Advances under Section 2.5 hereof and (ii) expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.6 hereof (including, without limitation, all legal expenses incurred through the date of this Agreement and expenses incurred by the Lender in connection with the initial collateral audit obtained by Lender on or before the date hereof).

(r)    Such other documents as the Lender may require.

Section 3.2.    Conditions Precedent to All Advances. The Lender’s obligation to make each Advance and to issue, amend, renew or extend any Letter of Credit shall be subject to the further conditions precedent that on such date:

(a)    the representations and warranties contained in Article IV are correct on and as of the date of such Advance in all material respects (or are true and correct in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)    no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default.

Each request for an Advance hereunder shall be deemed to be a representation and warranty by Borrower on the date on such Advance as to the facts specified in subsections (a) and (b) of this Section; provided that the Lender may continue to make Advances, in the sole discretion of the Lender, notwithstanding the failure of Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

ARTICLE IV.

    Representations and Warranties

The Borrower represents and warrants to the Lender as follows:

Section 4.1.    Existence and Power; Name; Chief Executive Office; Organizational Identification Number. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Borrower is duly licensed or qualified to transact business in all jurisdictions where the failure to be so licensed or qualified would have a Material Adverse Effect. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. During its existence, the Borrower has done business solely under the names set forth in Schedule 4.1. The chief executive office and principal place of business for the Borrower is located at the address set forth in Schedule 4.1, and all of the Borrower’s records relating to its business or the Collateral are kept at those locations. The state of organization, organizational identification number and tax identification number for the Borrower is set forth on Schedule 4.1.

Section 4.2.    Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of any of the Borrower’s stockholders, partners or members; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof and which would not have a Material Adverse Effect; (iii) violate any material provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of any organizational documents of the Borrower; (iv) result in a material breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 4.3.    Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms subject to bankruptcy, insolvency, moratorium or other similar laws at the time affecting enforceability of rights or creditors generally and by general principles which may limit the right to obtain equitable remedies.

Section 4.4.    Subsidiaries. As of the date of this Agreement, the Borrower has no Subsidiaries.

Section 4.5.    Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Lender its financial statements for its fiscal year ended June 30, 2025, and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and, with respect to the financial statements, were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in the Borrower’s business, properties or financial condition which would have a Material Adverse Effect on the Borrower.

Section 4.6.    Litigation. There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower, or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, would have a Material Adverse Effect on the Borrower.

Section 4.7.    Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.8.    Taxes. The Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower has filed all federal, state and local tax returns which to the knowledge of the Borrower are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 4.9.    Titles and Liens. The Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lender and all other collateral, properties and assets reflected in the latest financial statements referred to in Section 4.5 hereof and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 4.10.    Plans. The Borrower does not maintain and has not maintained any Plan. The Borrower has not received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. The Borrower does not have:

(a)    any accumulated funding deficiency within the meaning of ERISA; or

(b)    any liability or know of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

Section 4.11.    Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect on the Borrower.

Section 4.12.    Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the Revolving Credit Facility is true and correct in all material respects and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 4.13.    Financing Statements. The Borrower has authorized the Lender to file financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected first priority security interest in all Collateral described in the Security Documents which is capable of being perfected by filing financing statements, subject to Permitted Liens. None of the Collateral covered by the Security Documents is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 4.14.    Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the records of the Borrower pertaining thereto as being obligated to pay such obligation.

Section 4.15.    Financial Solvency. Both before and after giving effect to the transactions contemplated in the Loan Documents, the Borrower:

(a)    was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)    does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of Borrower are unreasonably small;

(c)    by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, does not intend to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d)    by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, does not intend to hinder, delay or defraud either its present or future creditors; and

(e)    at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction, nor, to the knowledge of the Borrower, is not the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

Section 4.16.    Licenses, Etc. The Borrower has and possesses adequate licenses, certificates, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to own and operate its business as presently conducted except where the failure to have such licenses, certificates, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto would not have a Material Adverse Effect.

Section 4.17.    OFAC. (a) The Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of the Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Borrower has provided to the Lender all information regarding Borrower and its Affiliates and Subsidiaries necessary for the Lender to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Borrower’s knowledge, neither the Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 4.18.    Use of Proceeds. The Borrower shall use the proceeds of the Revolving Note as required under Section 2.11 hereof.

ARTICLE V.

    Affirmative Covenants

So long as the Obligations shall remain unpaid, or the Revolving Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 5.1.    Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)    within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual report shall include the balance sheet of the Borrower as of the end of the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP;

(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, financial statements (balance sheet, statement of income and statement of cash flow) of the Borrower;

(c)    if a Covenant Testing Period is in place, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, and within one hundred twenty (120) days after the end of each fiscal year of the Borrower, if a Covenant Testing Period is in place, a compliance certificate signed by an officer of the Borrower, substantially in the form of Exhibit A hereto stating (i) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (ii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 5.12 hereof. For the initial advance on the Revolving Note, the Borrower will provide a compliance certificate with sufficient evidence to the Lender that it will be in proforma compliance with the Fixed Charge Coverage Ratio after giving effect to such initial advance and continue to report compliance with each compliance certificate required by this Section 5.1(c) so long as any amount is outstanding on the Revolving Note;

(d)    within forty-five (45) days after the end of the fiscal year of the Borrower, an operating budget for the following fiscal year in form and substance acceptable to the Lender;

(e)    immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower of the type described in Section 4.6 hereof or which seek a monetary recovery against the Borrower in excess of $100,000;

(f)    as promptly as practicable (but in any event not later than five (5) Business Days) after an officer of the Borrower obtains actual knowledge of the occurrence of any breach, default or event of default under any Loan Document or any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;

(g)    promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10 K, Form 10 Q and Form 8 K reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(h)    promptly after receipt thereof, a copy of each audit (excluding routine audits by the Drug Enforcement Administration, the Centers for Disease Control and Prevention, the U.S. Department of Agriculture or the U.S. Food and Drug Administration) made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business;

(i)    promptly upon knowledge thereof, notice of any loss of or damage to any Collateral which would have a Material Adverse Effect or of any substantial adverse change in any Collateral or the prospect of payment thereof;

(j)    promptly upon actual knowledge thereof, notice of a violation by the Borrower of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect;

(k)    from time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request;

(l)    [reserved]; and

(m)    from time to time, any other information regarding the business, operation and financial condition of any Borrower as Lender may request.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR).

Section 5.2.    Books and Records; Inspection and Collateral Audits. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s reasonable request and prior notice at any time when any Advances or Letters of Credit are outstanding, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all times during ordinary business hours, and to discuss the Borrower’s affairs with any of its directors, officers, employees or agents. Upon reasonable notice, the Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrower and conduct collateral audits and appraisals of the same at such times during Borrower’s normal business hours and intervals as the Lender may designate, and, if no Event of Default then exists, upon notice to the Borrower.

Section 5.3.    Account Verification. The Lender may at any time and from time to time after the occurrence and during the continuance of an Event of Default, send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors.

Section 5.4.    Compliance with Laws.

(a)    The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect, and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)    Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, in each case, except where the failure to do so would not have a Material Adverse Effect, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or material obligation under the common law of any jurisdiction or any Environmental Law.

Section 5.5.    Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 5.6.    Maintenance of Properties.

(a)    The Borrower will keep and maintain the Collateral and all of its other Property necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.

(b)    The Borrower will defend the Collateral against all claims or demands of all persons (other than the Lender) claiming the Collateral or any interest therein, subject to Permitted Liens.

(c)    The Borrower will keep all Collateral free and clear of all security interests, liens and encumbrances except Permitted Liens.

Section 5.7.    Insurance. The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be reasonably required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit acceptable to the Lender. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 5.8.    Preservation of Existence. The Borrower will (a) preserve and maintain (i) its existence and (ii) all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and (b) shall conduct its business in an orderly, efficient and regular manner.

Section 5.9.    Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the Borrower.

Section 5.10.    Performance by the Lender. If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article V or elsewhere herein, and if such failure shall continue for a period of fifteen (15) calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 5.5 and 5.7 hereof, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time after the occurrence and during the continuance of an Event of Default, to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section.

Section 5.11.    Operating Accounts. The Borrower shall, within one-hundred eighty (180) days from the date of this Agreement, maintain (subject to the transition period set forth in the second sentence of this Section) its primary deposit accounts, including, without limitation, its operating account, and any corporate credit card and treasury management services related to Borrower’s collection and disbursement accounts with Lender.

Section 5.12.    Financial Covenants:

(a)    Maximum Total Funded Debt Ratio. As of each Measurement Date during any Covenant Testing Period (measured, with respect to the initial Covenant Testing Period, on a pro forma basis considering the amount of the initial advance on the Revolving Note on such date and otherwise using financial information of the Borrower as of the last Measurement Date for which financial statements were available), the maximum Total Funded Debt Ratio of the Borrower shall not exceed 2.50 to 1.00.

(b)    Minimum Fixed Charge Coverage Ratio. As of each Measurement Date during any Covenant Testing Period (measured, with respect to the initial Covenant Testing Period, on a pro forma basis considering the amount of the initial advance on the Revolving Note on such date and otherwise using financial information of the Borrower as of the last Measurement Date for which financial statements were available), the minimum Fixed Charge Coverage Ratio shall not be less than 1.20 to 1.00.

Section 5.13.    Compliance with OFAC Sanctions Programs.

(a)    The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws (to the extent applicable) and applicable Sanctions.

(b)    The Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws (to the extent applicable) and Sanctions applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws (to the extent applicable) and Sanctions applicable to such Subsidiary.

(c)    The Borrower shall provide the Lender any information regarding the Borrower, its Affiliates, and its Subsidiaries necessary for the Lender to comply with all Sanctions and Anti-Money Laundering Laws applicable to the Lender; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(d)    If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List or otherwise is considered a Sanctioned Person (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Lender of such OFAC Event, and (ii) comply with all applicable Laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List or otherwise considered a Sanctioned Person is located within the jurisdiction of the United States of America), including the Sanctions, and the Borrower hereby authorizes and consents to the Lender taking any and all steps the Lender deems necessary, in its sole discretion, to avoid violation of all applicable Laws with respect to any such OFAC Event, including the requirements of the Sanctions (including, without limitation, the freezing and/or blocking of assets and reporting such action to OFAC).

ARTICLE VI.

    Negative Covenants

So long as the Obligations shall remain unpaid, and the Revolving Credit Facility shall remain outstanding, the Borrower agrees that, without the Lender’s prior written consent:

Section 6.1.    Liens. The Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets (including real property), now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(a)    covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted and which do not impact Lender’s collateral priority position;

(b)    mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Schedule 6.1, securing Indebtedness for Borrowed Money;

(c)    the Security Interest and liens and security interests created by the Security Documents;

(d)    purchase money security interests relating to the acquisition or leasing of machinery, vehicles and other equipment of the Borrower not to exceed $500,000 in the aggregate at any one time outstanding and so long as no Default Period is then in existence and none would exist immediately after such acquisition;

(e)    liens for taxes or assessments or other governmental charges not yet due or being contested in good faith pursuant to Section 5.5 hereof;

(f)         deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower;

(g)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and

(h)         materialmen’s, merchants’, carriers’, workmen’s, repairmen’s, or other like liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.2.    Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any Indebtedness for Borrowed Money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)    indebtedness arising hereunder;

(b)    indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.2;

(c)    indebtedness secured by liens permitted under Section 6.1(d); and

(d)    indebtedness of the Borrower which is unsecured and is incurred in the ordinary course of the Borrower’s business (such as accounts payable).

Section 6.3.    Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)    the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business;

(b)    guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.2; and

(c)    other guarantees in the ordinary course of business, and consistent with past practice.

Section 6.4.    Investments and Subsidiaries.

(a)    The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any joint venture, except:

(i)    investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(ii)    travel advances to officers and employees of the Borrower in the ordinary course of business;

(iii)    extensions of credit in the nature of accounts or notes receivable arising from the sale of goods and services in the ordinary course of business;

(iv)    advances in the form of progress payments, prepaid rent not exceeding one (1) month or security deposits; and

(v)    Permitted Acquisitions.

(b)    The Borrower will not create or permit to exist any Subsidiary, other than in connection with any Permitted Acquisition so long as it joins any such Subsidiary as a Loan Party.

Section 6.5.    Dividends/Distributions. So long as no Default or Event of Default has occurred or would result from declaring dividends or making such distributions, the Borrower may declare and pay dividends and/or make distributions and/or make any stock repurchases.

Section 6.6.    Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock or partnership or membership interests of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory, the discounting of any Account permitted by this Agreement or obsolete, worn or damaged equipment in the ordinary course of business (provided such equipment is replaced with equipment of equal or greater value) and will not liquidate, dissolve or suspend business operations provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its Properties if such discontinuance is desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender. Except to the extent set forth in the immediately preceding sentence (including any disposition of obsolete, worked or damaged equipment or any Inventory in the ordinary course of business), the Borrower will not in any manner transfer any Collateral without prior or present receipt of full and adequate consideration.

Section 6.7.    Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, other than any Permitted Acquisitions. Notwithstanding anything herein or any other Loan Document to the contrary, no Loan Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Lender, and in the event that any Loan Party that is a limited liability company divides itself into two or more limited liability companies (with or without the prior consent of the Lender as required above), any limited liability companies formed as a result of such division (including all series thereof) shall be required to comply with the obligations set forth in this Agreement and the other Loan Documents and the further assurances obligations included in any Loan Document and become a Borrower or Guarantor (as required by the Lender).

Section 6.8.    Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower.

Section 6.9.    Accounting. The Borrower will not adopt any material change in accounting principles other than as required or permitted by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 6.10.    Discounts, etc. The Borrower will not, after notice from the Lender, grant any discount, credit or allowance to any customer of such Borrower or accept any return of goods sold, or at any time (whether before or after notice from the Lender) modify, amend, subordinate, cancel or terminate any obligation of any account debtor or other obligor of Borrower, except in the ordinary course of business and consistent with past practice.

Section 6.11.    Defined Benefit Pension Plans. The Borrower will not adopt, create, assume or become a party to any Plan.

Section 6.12.    Reserved.

Section 6.13.    Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location, which business locations are identified on Exhibit B hereto. The Borrower will not change its name.

Section 6.14.    Organizational Documents; Corporate Status. The Borrower will not amend its articles of incorporation or bylaws or change its organizational status or convert to become a private or non-publicly traded company, without the prior written consent of the Lender.

Section 6.15.    Payments on Subordinated Debt. The Borrower shall not make payment on any Subordinated Debt, except in accordance with any Subordination Agreement for such Subordinated Debt.

Section 6.16.    Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 6.17.    No Negative Pledges. Except with respect to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements) and except for prohibitions under any Loan Document or any secured indebtedness permitted by this Agreement, neither Borrower nor any Subsidiary shall enter into any agreement prohibiting the creation or assumption of any lien upon any of its properties or assets, whether now owned or hereafter acquired.

ARTICLE VII.

    Events of Default, Rights and Remedies

Section 7.1.    Events of Default. “Event of Default,” wherever used herein, means any one of the following events:

(a)    Default in the payment of any principal or interest on the Loan or any Letter of Credit fees within five (5) days after they become due and payable;

(b)    Default in the payment of any fees, costs or expenses required to be paid by the Borrower under this Agreement or the other Loan Documents within five (5) days after Lender provides Borrower with written notice that they are due and payable (or such longer period of time expressly set forth elsewhere herein or in any other Loan Document);

(c)    Any Default in the performance, or breach, of the covenants contained in Section 5.5, 5.7, 5.8(a)(i), 5.11, 5.12 and 5.13, or Article VI of this Agreement;

(d)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in clauses (a), (b) and (c) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence;

(e)    The Borrower shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended (unless the Borrower fails to have such order dismissed within sixty days after such filing is made), (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or him or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in subsection (f) below;

(f)    A custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, or any substantial part of any of their Property, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(g)    Any representation or warranty made by the Borrower in this Agreement or the other Loan Documents, or by the Borrower (or its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or the other Loan Documents shall prove to have been incorrect in any material respect when deemed to be effective;

(h)    The rendering against any of the Borrower of a final judgment, decree or order for the payment of money in excess of $500,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(i)    A default under any bond, debenture, note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower and owed to any Person other than the Lender in excess of $500,000 individually or in the aggregate, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease of any of the Premises, and the expiration of the applicable period of grace or cure specified in such evidence of indebtedness, indenture, other instrument or lease;

(j)    Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing sixty (60) days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on any of the Borrower’s assets in favor of the Plan;

(k)    An event of default shall occur under any of the other Loan Documents and the expiration of the applicable period of grace or cure, if any;

(l)    The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the Lender’s prior written consent;

(m)    The Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency within fifteen (15) days of when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued;

(n)    Default in the payment of any amount owed by the Borrower to the Lender other than any indebtedness arising hereunder after the expiration of the applicable period of grace or cure, if any; or

(o)    Any Change of Control occurs.

Section 7.2.    Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)    the Lender may, by notice to the Borrower, declare the Revolving Credit Facility to be terminated, whereupon the same shall forthwith terminate;

(b)    the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c)    the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d)    the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender;

(e)    the Lender may exercise and enforce its rights and remedies under the Loan Documents;

(f)    the Lender may exercise any other rights and remedies available to it by law or agreement;

(g)    Lender may make demand upon Borrower and forthwith upon such demand Borrower will pay to the Lender in immediately available funds for deposit in a cash collateral account maintained with Lender (the “Cash Collateral Account”) an amount equal to the maximum amount then available to be drawn under any Letter(s) of Credit; and

(i)    If at any time Lender determines that any funds held in the Cash Collateral Account are subject to any right or claim of any person or entity other than Lender or that the total amount of such funds is less than the maximum amount at such time available to be drawn under any Letter of Credit, Borrower will, forthwith upon demand by Lender, pay to Lender, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (A) such maximum amount at such time available to be drawn under any Letter of Credit over (B) the total amount of funds, if any, then held in the Cash Collateral Account which Lender determines to be free and clear of any such right and claim.

(ii)    Borrower hereby pledges, and grants to Lender a security interest in, all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due and to become due from Borrower to Lender under the Loan Documents.

(iii)    Lender may, at any time or from time to time after funds are deposited in the Cash Collateral Account, apply funds then held in the Cash Collateral Account to the payment of any amounts, in such order as the Lender may elect, as shall have become or shall become due and payable by Borrower to Lender under the Loan Documents.

(iv)    Neither Borrower nor any person or entity claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account except that after the termination of all of the Letters of Credit in accordance with their terms and the payment of all amounts payable by Borrower to the Lender under this Agreement, any funds remaining in the Cash Collateral Account shall be returned by the Lender to Borrower or paid to whomever may be legally entitled thereto.

(v)    Borrower agrees that it will not (A) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (B) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to the Cash Collateral Account or any funds held therein, except for the security interest granted to Lender.

(vi)    The obligation of Borrower to fund the Cash Collateral Account hereunder shall be evidenced by the Revolving Note and secured by the Security Agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.1 hereof, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

Section 7.3.    Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3 hereof) at least ten (10) calendar days before the date of intended disposition or other action.

ARTICLE VIII.

    Miscellaneous

Section 8.1.    No Waiver; Cumulative Remedies. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.2.    Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3.    Addresses for Notices, Etc. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing and shall be given to the relevant party at its address or its email address set forth below, or such other address as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, or by email (with a copy of the email sent by first class mail). Notices under the Loan Documents shall be addressed:

If to the Borrower:

Electromed, Inc.

500 Sixth Avenue NW

New Prague, Minnesota 56071

Attention: Brad Nagel, CFO

Email: bnagel@electromed.com

If to the Lender:

BMO Bank N.A.

50 South Sixth Street, Suite 1000

Minneapolis, Minnesota 55402

Attention: Seth Swanson

Email: Seth.Swanson@bmo.com

Each such notice, request or other communication shall be effective (i) if given by email, three (3) days after such email and a confirmation by first class mail is sent, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

Section 8.4.    Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower execute, deliver or endorse any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5.    Collateral. Neither this Agreement nor the Security Documents contemplates a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

Section 8.6.    Costs and Expenses. Notwithstanding anything to the contrary contained herein, the Borrower agrees to pay on demand all reasonable and documented out of pocket costs and expenses, including (without limitation) attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the other Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.7.    Indemnity. In addition to the payment of expenses pursuant to Section 8.6 hereof, the Borrower agrees to indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)    any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)    any claims, loss or damage to which any Indemnitee may be subjected if any violation of the covenant contained in Section 5.4(b) hereof unless the Lender has participated in management after foreclosure and, as a result, loses any otherwise available exemption under federal or state environmental laws, rules or regulations; and

(iii)    any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Revolving Note.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder. Notwithstanding the foregoing, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of an Indemnitee or breach of an Indemnitee of its obligations under the Loan Agreement.

Section 8.8.    Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. The Lender may, at any time, without the consent of the Borrower, sell participations to one or more banks in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion Loan owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

Section 8.9.    Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 8.10.    Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting the Lender’s right to share information regarding the Borrower and any Affiliate with the Lender’s participants, accountants, lawyers and other advisors, the Lender may exchange any and all information it may have in its possession regarding the Borrower and any Affiliate with such participants, lawyers, accountants and other advisors, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.

Section 8.11.    Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12.    Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13.    Set off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Lender and each of its affiliates is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by the Lender or that affiliate, to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to the Lender under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) the Lender shall have made any demand hereunder or (b) the principal of or the interest on the Revolving Note and other amounts due hereunder shall have become due and payable pursuant to Article 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 8.14.    USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

Section 8.15.    Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in either the District Court of Hennepin or Ramsey County, Minnesota, or the United States District Court, District of Minnesota, Fourth Division; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

8636.486
41021106v7

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BORROWER:

ELECTROMED, Inc., a Minnesota corporation

By: /s/ Bradley M. Nagel

Bradley M. Nagel

Its: Chief Financial Officer, Treasurer and Secretary

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

BMO BANK N.A., a national banking association

By:  /s/ Seth Swanson

Seth Swanson

Its: Director

Table of Exhibits and Schedules*

Exhibit A	Compliance Certificate
Exhibit B	Premises
___________________
Schedule 4.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral
Schedule 6.1	Permitted Liens
Schedule 6.2	Permitted Indebtedness and Guaranties

*Exhibits and schedules have been excluded, which the Borrower agrees to furnish to the Securities and Exchange Commission upon request.